Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
May 15, 2015	Century City	Orange Country
Corrections Corporation of America	Chicago	Paris
10 Burton Hills Boulevard,	Doha	Riyadh
Nashville, Tennessee 37215	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Corrections Corporation of America, a Maryland corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of (i) shares of the Company’s common stock, $0.01 par value per share, (ii) shares of one or more series of the Company’s preferred stock, $0.01 par value per share, (iii) one or more series of the Company’s debt securities (collectively, the “Debt Securities”) to be issued under an indenture to be entered into between the Company, as issuer, and U.S. Bank National Association, as trustee (a form of which is included as Exhibit 4.2 to the Registration Statement), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of Debt Securities, the “Applicable Indenture”), (iv) guarantees of the Debt Securities (the “Guarantees”) by the subsidiary guarantors identified in Exhibit A hereto (collectively, the “Subsidiary Guarantors,” and each, a “Subsidiary Guarantor”) to be issued pursuant to the Applicable Indenture, (v) warrants (the “Warrants”) and (vi) units (the “Units”). The Debt Securities, Guarantees, Warrants and Units are referred to herein collectively as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Subsidiary Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Limited Liability Company Act and the California Revised Uniform Limited Liability Company Act, as applicable, and with respect to the opinions set forth in paragraphs 1 through 4 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We call to your attention that certain of the Subsidiary Guarantors are organized in the State of Tennessee and Maryland, as indicated in Exhibit A hereto. Various matters concerning the laws of the State of Tennessee are addressed in the letter of Bass, Berry & Sims PLC. Various matters concerning the validity of the Company’s common stock and preferred stock and the laws of the State of Maryland are addressed in the opinion of Miles & Stockbridge P.C., Maryland counsel for the Company, which has been separately provided to you. We express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Applicable Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Applicable Indenture and authorized by all necessary corporate action of the Company, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Applicable Indenture and in the manner contemplated by the applicable Prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the specific terms of a particular Guarantee of such series of Debt Securities by a Subsidiary Guarantor have been duly established in accordance with such Applicable Indenture and authorized by all necessary limited liability company action of such Subsidiary Guarantor, and when a supplement to the Applicable Indenture providing for such Guarantee has been duly authorized by all necessary limited liability company action of such Subsidiary Guarantor, and when such Guarantee has been duly executed, issued and delivered in accordance with the Applicable Indenture and such supplement to the Applicable Indenture and in the manner contemplated by the applicable Prospectus and such limited liability company action, such Guarantee will be a legally valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

3. When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. When the applicable unit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Units have been duly authorized in accordance with the terms of the applicable unit agreement and authorized by all necessary corporate action of the Company, and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable unit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Units have been duly authorized and reserved for issuance by all necessary corporate action), such Units will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (o) provisions purporting to make a guarantor primarily liable rather than as a surety, (p) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Debt Securities, Warrants and Units, and the Applicable Indenture, the Guarantees, warrant agreements and unit agreements governing such Securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company and the Subsidiary Guarantors parties thereto, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit A

Subsidiary Guarantors

1.	CCA Health Services, LLC, a Tennessee limited liability company

2.	CCA International, LLC, a Delaware limited liability company

3.	CCA of Tennessee, LLC, a Tennessee limited liability company

4.	CCA South Texas, LLC, a Maryland limited liability company

5.	CCA TRS, LLC, a Maryland limited liability company

6.	Correctional Alternatives, LLC, a California limited liability company

7.	Prison Realty Management, LLC, a Tennessee limited liability company

8.	Technical and Business Institute of America, LLC, a Tennessee limited liability company

9.	TransCor America, LLC, a Tennessee limited liability company